UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2006

RUSH ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500, New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 8, 2006, the Compensation Committee of the Board of Directors of Rush Enterprises, Inc. (the “Company”) approved 2005 cash bonuses for the Company’s executive officers. The executive officers listed below are the individuals that will be designated as Company’s named executive officers in its proxy statement for the 2006 annual meeting of shareholders. The 2005 cash bonus for each of the named executive officers is as follows:

Named Executive Officer	2005 Cash Bonus

W. Marvin Rush,	$750,000
Chairman
W.M. “Rusty” Rush,	$750,000
Chief Executive Officer and President
Daryl J. Gorup,	$195,000
Senior Vice President
David Orf,	$195,000
Senior Vice President
Martin A. Naegelin, Jr.,	$195,000
Senior Vice President and
Chief Financial Officer

The Compensation Committee annually evaluates the performance of the Company as a whole and the performance of each named executive officer.  Based on this evaluation, the Compensation Committee, in its sole discretion, determines the amount, if any, of bonus payments to the named executive officers. The Compensation Committee does not utilize formalized mathematical formulas in determining the amount of bonus payments to its named executive officers.  The Compensation Committee believes that revenue growth and profit growth are important factors to consider when determining incentive payments, but many other factors are considered.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By	/s/ Martin A. Naegelin, Jr.
Martin A Naegelin, Jr.
Senior Vice President and Chief Financial Officer

Dated March 10, 2006